April 23, 1999


Stephen A. Cloughley
929 Gainsway Road
Yardley, PA  19067

Dear Stephen:

To confirm your previous conversation with Thomas Gardner, this is to advise you of your termination of employment effective April 23, 1999.

You will receive severance pay, accrued vacation, and final pay representing employment through April 23, 1999. As mutually agreed with Mr. Gardner, this severance amount totals $60,000. After accounting for the $30,000 outstanding personal loan that you have with the company, this results in a $30,000 severance payment. Your acceptance of the severance payment is considered an agreement not to accept employment either directly or as a consultant with a direct competitor of Base Ten including POMS and ProPack Data for a period of two years.

Your health, dental, and life insurance will remain in effect through April 30, 1999. Effective May 1, 1999 you will be eligible to continue your current health and dental coverage through COBRA, and you would be eligible for three months medical coverage at no cost to you through the Aetna U.S. Healthcare Safety Net Program. Jo Ann Fechter will answer any questions that you may have and explain COBRA and 401(k) options to you during your exit interview.

Stephen, we appreciate your contributions to the company over this past five-year period. We expect to maintain a consulting relationship with you going forward, and estimate the need to use a minimum fifty days of your time during 1999 at a daily rate to you of $1,200.00.

Very truly yours,

WILLIAM F. HACKETT
-------------------
William F. Hackett
Senior Vice President


STEPHEN A. CLOUGHLEY                                 April 23, 1999
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Accepted - Stephen A. Cloughley                      Date